Exhibit 99.1

Green Dot Appoints Michelleta (“Mich”) Razon to its Board of Directors
Former Google Cloud Executive and Mastercard Leader Brings Extensive Experience in Technology and Financial Operations to the Fintech and Digital Bank’s Advisory Team

Austin, TX – October 6, 2023 – Green Dot Corporation (NYSE: GDOT), a leading digital bank and fintech committed to powering consumers and businesses with seamless and affordable banking and payment tools, today announced the appointment of Michelleta (“Mich”) Razon to its Board of Directors, effective immediately.
“Ms. Razon is a proven and highly respected technology executive and strategist, and we look forward to benefitting from her insights and guidance as Green Dot evolves as a growth-focused financial technology platform company,” said William I. Jacobs, Chairman of the Board, Green Dot. “Ms. Razon’s background in technology and financial services and her deep experience working for innovative and world-class brands will be extremely advantageous to the company going forward.”
Ms. Razon most recently served as Vice President, General Manager and Head of Commerce at Google Cloud, Google’s suite of cloud computing tools and services used by consumers and businesses to enhance productivity and workflow. Before joining Google in 2021, Mich worked for Mastercard®, where she most recently served as Executive Vice President of Software Engineering for Commercial and B2B Services. Prior to joining Mastercard, Mich held various technical leadership positions at Teradata from 2008 to 2014.
“I am thrilled to join Green Dot’s board and help advance its mission to make banking and payments more inclusive for everyone,” said Mich. “Green Dot has a tremendous opportunity ahead of them, and I look forward to helping the company capitalize on its strengths and differentiators and continue growing as a leaner, more powerful, more profitable organization for years to come.”
In addition to Mich’s appointment, Green Dot announced that Peter Feld will be resigning from the Board of Directors, effective immediately.
“We appreciate the contributions Peter made during his tenure, and wish Peter the best in his future endeavors,” said Mr. Jacobs.
For more information, visit https://ir.greendot.com/.
About Green Dot
Green Dot Corporation (NYSE: GDOT) is a financial technology and registered bank holding company committed to giving all people the power to bank seamlessly, affordably and with confidence. Green Dot’s technology platform enables it to build products and features that address the most pressing financial challenges of consumers and businesses, transforming the way they manage and move money and making financial empowerment more accessible for all.
Green Dot offers a broad set of financial services to consumers and businesses including debit, checking, credit, prepaid, and payroll cards, as well as robust money processing services, tax refunds, cash deposits and disbursements. Its flagship digital banking platform GO2bank offers consumers simple and accessible mobile banking designed to help improve financial health over time. The company’s banking platform services business enables a growing list of the world’s largest and most trusted consumer and technology brands to deploy customized, seamless, value-driven money management solutions for their customers.
Founded in 1999, Green Dot has served more than 33 million customers directly and many millions more through its partners. The Green Dot Network of more than 90,000 retail distribution locations nationwide, more than all remaining bank branches in the U.S. combined, enables it to operate primarily as a “branchless bank.” Green Dot Bank is a subsidiary of Green Dot Corporation and member of the FDIC. For more information about Green Dot’s products and services, please visit http://www.greendot.com/.